UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*

                            FACTORY CARD OUTLET CORP.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   303053102
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                Page 1 of 6 Pages

                                  SCHEDULE 13G


----------------------                            ------------------------------
CUSIP No. 303053102                                        Page 2 of 6 Pages
----------------------                            ------------------------------

------ -------------------------------------------------------------------------
       NAME OF REPORTING PERSON
 1     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Jasmine Trustees Ltd. A/C 5615
       Jasmine Trustees Ltd. A/C 5616

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)
 2                                                                  (b)

------
------ -------------------------------------------------------------------------
       SEC USE ONLY
 3

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION
 4     United Kingdom

------ -------------------------------------------------------------------------
-------------- -------- --------------------------------------------------------
                       SOLE VOTING POWER
 NUMBER OF       5     381,398
   SHARES
              -------- ---------------------------------------------------------
              -------- ---------------------------------------------------------
BENEFICIALLY     6     SHARED VOTING POWER
  OWNED BY             -0-
              -------- ---------------------------------------------------------
              -------- ---------------------------------------------------------
    EACH         7     SOLE DISPOSITIVE POWER
 REPORTING             381,398
              -------- ---------------------------------------------------------
              -------- ---------------------------------------------------------
   PERSON        8     SHARED DISPOSITIVE POWER
    WITH               -0-

----------------- -------- -----------------------------------------------------
------ -------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       381,398
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       5.4%
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON*
       CO
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Item 1.

(a)      Name of Issuer

                  Factory Card Outlet Corp.

(b)      Address of Issuer's Principal Executive Offices

                  745 Birginal Drive
                  Bensenville, Illinois 60106-1212

Item 2.

(a)      Names of Persons Filing

                  Jasmine Trustees Ltd. A/C 5615
                  Jasmine Trustees Ltd. A/C/ 5616

(b)      Address of Principal Business Office

                  Post Office Box 675
                  Broad Street Chambers
                  Broad Street, St. Helier
                  Jersey, Channel Islands
                  United Kingdom

(c)      Citizenship or Place of Organization

                  United Kingdom

(d)      Title of Class of Securities

                  Common Stock, par value $0.01 per share

(e)      CUSIP Number

                  303053102

Item 3.

         Not applicable


                                Page 3 of 6 Pages

Item 4.

(a)      Amount Beneficially Owned

                  381,398

(b)      Percent of Class

                  5.4%

(c)      Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:

                  381,398

         (ii)     shared power to vote or to direct the vote:

                  -0-

         (iii)    sole power to dispose or to direct the disposition of:

                  381,398

         (iv)     shared power to dispose or to direct the disposition of:

                  -0-

Item 5.        Ownership of Five Percent or Less of a Class

         Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable


                                Page 4 of 6 Pages

Item 8.        Identification and Classification of Members of the Group

         Not applicable

Item 9.        Notice of Dissolution of a Group

         Not applicable

Item 10.       Certification

         Not applicable










                                Page 5 of 6 Pages

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Date:    February 12, 1997               JASMINE TRUSTEES LTD. A/C 5615



                                          By:/S/ DAVID JENNER
                                             ----------------------------------
                                              Name: David Jenner
                                              Title:Director


Date:    February 12, 1997               JASMINE TRUSTEES LTD. A/C 5616



                                          By::/S/ DAVID JENNER
                                             ----------------------------------
                                              Name: David Jenner
                                              Title:Director

                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below hereby constitutes and appoints James M. McKnight, Esq. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for his name, place and stead, in any and all capacities, to sign a Schedule 13G., and any and all amendments thereto (including post-effective amendments), on behalf of Jasmine Trustees Ltd. A/C 5615 and Jasmine Trustees Ltd. A/C 5616 with respect to their ownership of common stock of Factory Card Outlet Corpand to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

     This Power of Attorney has been signed on February 12, 1997 by the following person in the capacities indicated:

Name/Signature                                Title

/S/ DAVID JENNER
-------------------------------------
David Jenner                                  Director,
                                              Jasmine Trustees Ltd. A/C 5615

/S/ DAVID JENNER
-------------------------------------
David Jenner                                  Director,
                                              Jasmine Trustees Ltd. A/C 5616